Exhibit 99.4

FTI Consulting, Inc. Announces Issuance of Notice of Redemption for Any and All of its 7 3/4% Senior Notes due 2016

WEST PALM BEACH, Fla., Nov. 28, 2012 /PRNewswire/ — FTI Consulting, Inc. (NYSE: FCN) (the “Company”), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that it has issued a notice of redemption for any and all of its 7 3/4% Senior Notes due 2016 (CUSIP No. 302941 AG4) (the “2016 Notes”) that remain outstanding after the consummation of the Company’s previously announced offer to purchase relating to the 2016 Notes set to expire at 9:00 a.m., New York City time, on December 11, 2012. The redemption date is December 27, 2012, and the redemption price is 102.583% of the principal amount plus accrued and unpaid interest. As of November 27, 2012, approximately $86.7 million of 2016 Notes remain outstanding. The Company will use the proceeds of its recently completed private offering of 6.0% Senior Notes due 2022, plus cash on hand, to fund the redemption.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,800 employees located in 24 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.57 billion in revenues during fiscal year 2011. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions and other factors listed in the Company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward looking statements to conform such statements to actual results or events and do not intend to do so.

CONTACT: Mollie Hawkes, Investor Relations & Communications Manager, F T I Consulting, +1-617-747-1791 direct, mollie.hawkes@fticonsulting.com